AMENDMENT TO THE BYLAWS
                                       OF
                          VAM INSTITUTIONAL FUNDS, INC.


         Article I, Section 1.01 of the Bylaws of VAM Institutional Funds, Inc. (the "Corporation") is hereby amended to read as follows:

                  Section 1.01. Name. The name of the corporation is "VAM Institutional Funds, Inc." The common shares of the corporation are issued in series, which are currently designated Series A through Series J in the corporation's Articles of Incorporation, as amended. Each such series shall be known by the name set forth below:

         Series            Name
         ------            ----

         Series A          VAM Global Fixed Income Fund
         Series B          VAM Short Duration Total Return Fund
         Series C          VAM Intermediate Duration Total Return
                                    Fund
         Series D          VAM Core Total Return Fund
         Series E          VAM Mid Cap Stock Fund
         Series F          VAM Growth Stock Fund
         Series G          (not currently offered)
         Series H          Segall Bryant & Hamill Growth and Income Fund
         Series I          VAM Financial Institutions Intermediate
                                    Duration Portfolio
         Series J          VAM Financial Institutions Core Portfolio

Dated:  April 21, 1997